EXHIBIT 99.1

LITHIA MOTORS ANNOUNCES ACQUISITION OF BMW AND MERCEDES STORES

MEDFORD, OREGON, April18, 2011 – Lithia Motors, Inc. (NYSE: LAD) announced that today it acquired Rasmussen BMW MINI, Mercedes-Benz of Portland and Mercedes-Benz of Wilsonville, located in metropolitan Portland, Oregon. The stores add $176 million in estimated annual revenues.

Bryan DeBoer, President and Chief Operating Officer, commented “The Rasmussen group has a strong history in the Portland market. We intend to continue their success and welcome their employees to the Lithia team. We remain focused on seeking exclusive franchises in the markets we serve. Adding luxury brands like Mercedes-Benz, BMW and MINI in a metropolitan market like Portland is a core Lithia strategy.”

Greg Rasmussen, President of Don Rasmussen Company, added, “I am pleased that Lithia, an Oregon-based corporation, is purchasing these stores. Continuity to our customers and employees is of critical importance to both of our organizations. Lithia will carry on the proud tradition and heritage of these stores.”

About Lithia

Lithia Motors, Inc. is the ninth largest automotive retailer in the United States. Lithia sells 27 brands of new and all brands of used vehicles at 85 stores, which are located in 12 states. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

For additional information on Lithia Motors, contact John North, VP Finance and Controller at (541) 618-5748.

Sites

www.lithia.com

www.lithiacares.com

www.lithiajobs.com

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Lithia Life on Facebook

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http://www.youtube.com/user/LithiaLife

Lithia Life on Twitter

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